Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Core Laboratories Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law (“DGCL”) and the Company’s certificate of incorporation and bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K.

Authorized Share Capital

Our certificate of incorporation authorizes the Company to issue 206,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, par value $0.01 per share, (“Common Stock”) and 6,000,000 preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of holders of the then-outstanding shares.

Rights of Common Stock

Voting Rights. Holders of shares of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Our certificate of incorporation does not provide cumulative voting rights in connection with the election of directors. Under our bylaws, in connection with an election of directors at any meeting of our stockholders at which a quorum is present, each nominee for election is elected by the vote of a plurality of votes cast. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Company, our certificate of incorporation, or our bylaws, the affirmative vote of a two-thirds majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve all matters other than the election of directors and certain non-binding advisory votes.

Dividend Rights. Holders of shares of Common Stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding Preferred Stock.

Liquidation Rights. Upon the liquidation, dissolution, distribution of assets or other winding up of the Company’s affairs, the holders of Common Stock are entitled to share, on a pro rata basis, the assets of the Company available for distribution to the stockholders after payment of liabilities to the Company’s creditors and the liquidation preference or prior distribution rights of any outstanding shares of Preferred Stock that may be issued in the future.

Other Rights and Restrictions. No holder of shares of Common Stock has preemptive or conversion rights to subscribe for any shares of capital stock of the Company issued in the future. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the board of directors from time to time to issue shares of Preferred Stock in one or more classes or series, par value $0.01 per share, up to an aggregate of 6,000,000 shares, and, with respect to each such class or series, to fix the number of shares constituting such class or series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such class or series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, without vote or action by the Company’s stockholders.

Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisitions by means of a tender offer, proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. These provisions may also have the effect of preventing changes the Company’s management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that might result in a premium over the market price for shares of the Company’s Common Stock.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company. We believe that the benefits of increased protection and the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board of Directors

Our certificate of incorporation and bylaws provide for a classified board of directors. Our Board is divided into three classes, with the directors of each class as nearly equal in number as possible. The directors of each class serve a term that expires at the third succeeding annual meeting of our stockholders after their election, and each director holds office until his or her successor is duly elected and qualified. At each annual meeting of our stockholders, the term of a different class of our directors expires. As a result, approximately one-third of our Board will be elected each year.

The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation and bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

Our certificate of incorporation also provides that:

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the classified board provisions may not be amended without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock;
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no decrease in the number of our directors will shorten the term of any incumbent director; and
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a director may be removed only for cause.

As described below under “Removal of Directors and Vacancies,” our certificate of incorporation also provides generally that any vacancies will be filled only by the affirmative vote of a majority of our remaining directors, even if less than a quorum. Therefore, without an amendment to our certificate of incorporation, our board of directors could prevent any stockholder from enlarging our board of directors and filling the new directorships with that stockholder's own nominees.

The classification of our board of directors could prevent a party who acquires control of a majority of our outstanding “voting stock” (defined to include all outstanding shares of capital stock of the Company or another corporation entitled to vote generally in the election of directors) from obtaining control of our board of directors until the second annual stockholders’ meeting following the date the party obtains that control.

Removal of Directors and Vacancies

Our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon. Our bylaws provide that, subject to the rights of the holders of any outstanding series of Preferred Stock and unless otherwise required by law or resolution of our board of directors, newly created vacancies on the board of directors arising through death, resignation or removal, an increase in the number of directors or otherwise may be filled by a majority of the directors then in office, even if less than a quorum.

No Stockholder Action by Written Consent

Our certificate of incorporation and bylaws provides that, subject to the rights of any holders of Preferred Stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors or by the Chairperson of the board of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with these advance notice requirements. Generally, such notice must be received by the Company at our registered offices in Houston, Texas no earlier than the close of business on the 150th day prior to the date of the annual meeting and no later than the close of business on the later of (i) the 120th day prior to the date of the annual meeting or, (ii) if the first public announcement of the date of the annual meeting is fewer than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made.

Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares

Authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without any further vote or action by the stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control over the Company by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the New York Stock Exchange, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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the transaction is approved by the board of directors before the date the interested stockholder attained that status;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, the restrictions described above do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person's becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Generally, under Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder,” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We elected to opt out of these provisions at the time of our redomestication from the Netherlands to the State of Delaware in May 2023.

Forum Selection

Our certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for:

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any derivative action or proceeding brought on behalf of the Company;
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any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of the Company to either the Company or our stockholders;
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any action asserting a claim arising pursuant to any provision of the DGCL;

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or any action asserting a claim governed by the internal affairs doctrine.

Our certificate of incorporation also provides that, to the fullest extent permitted by applicable law, the federal district courts of the U.S. are the exclusive forum for resolving any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the U.S. Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that the Company may have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their respective affiliates, other than those directors or affiliates who are the Company’s or its subsidiaries’ employees.

Our certificate of incorporation provides that, to the fullest extent permitted by law, any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates has no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for themselves or himself or their or his affiliates or for the Company or its affiliates, such person has no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce its interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for Company unless it would be permitted to undertake the opportunity under its certificate of incorporation, the Company has sufficient financial resources to undertake the opportunity and the opportunity would be in line with the Company’s business.

Limitation of Liability and Indemnification Matters

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties as directors, and our certificate of incorporation includes such an exculpation provision, which serves to limit the liability of our directors and certain of our officers for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

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for any breach of their duty of loyalty to the Company or its stockholders;
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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
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for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
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for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our certificate of incorporation includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our certificate of incorporation and bylaws also provide that we must advance reasonable expenses to our directors and officers, subject to the receipt of an undertaking by or on behalf of the indemnified party. Our bylaws also permit the Company to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as an officer, director, employee or agent of the Company, regardless of whether Delaware law would permit indemnification.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, our stockholders’ investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.